Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made on 01st Sept 2021 at Gurugram (India) between Otto Pvt Ltd. a company incorporated according to the laws of the Bahamas with registered office at Davis & Co. The Parthenon Building, No. 17, West Street North, Nassau, Bahamas (the “Company”), and Dr. Vishwajyoti Pascual Srivastava, residing at 28A Udyan Villa, Triveni Gardens Complex, Gadaipur, Mehrauli, Delhi, 110030 India (the “Employee”).

1.	Commencement of Employment and Classification:

1.1.	The Employee’s employment shall commence on 01st Sept 2021 (“Employee’s Commencement Date”) and will continue for a fixed term of 5 years, unless terminated earlier in accordance with this Agreement.

1.2.	The Employee shall be a ‘Full Time Employee’ of the Company and shall be entitled to benefits in accordance with this Agreement.

1.3.	The offer of employment, the Employee’s Commencement Date and the Employee’s continued employment are subject to a number of factors, including but not limited to the following: (i) the Employee’s eligibility to reside and work as an employee in the work location; (ii) satisfactory completion of local immigration requirements (if applicable); (iii) satisfactory completion of any checks or verifications (which may include a background check) required by the Company; and (iv) the Employee’s execution of the Non-Disclosure Agreement and the Anti-corruption Agreement.

2.	Position, Duties and Conduct:

2.1.	The Employee will be employed as COO & President – South Asia and will have the powers, responsibilities and authorities assigned by the Company as are reasonably consistent with the Employee's position at the Company level.

2.2.	The Company may, at any time, with or without notice, change the Employee’s job title, grading, duties, accountability and reporting line or reassign or transfer the Employee to another role which the Company considers the Employee is suitably qualified and experienced to perform, to the extent permitted by local law. Further, the Company has the right to transfer the Employee to any other location/department or any affiliate or associate or third party and the Employee hereby consents to such transfer. This Agreement will continue to apply regardless of any such changes, unless otherwise agreed in writing.

2.3.	The Employee shall perform his / her duties faithfully, diligently and competently and in compliance with all policies, rules and codes of conduct generally in effect for employees of the Company.

2.4.	The Employee must not accept employment with or perform any services or activities for any third parties, whether paid or unpaid, which could give rise to an actual or perceived conflict of interest or which could limit the Employee’s ability to fulfil his/her work responsibilities. Any outside activities that are paid must be approved in advance and in writing by the Chairman or CEO of the Company. Any outside activities that are unpaid and could give rise to an actual or perceived conflict must be approved in advance and in writing by the Chairman or CEO of the Company. Determining whether an actual or perceived conflict of interest exists can be complicated, so it is important to be transparent. Examples of clear conflicts of interest include cases where employees are associated with competitors, potential competitors, suppliers or contractors and cases where employees have a financial interest in companies that act as suppliers or providers to the Company.

2.5.	The Employee represents that the Employee’s performance of all the terms of this Agreement does not and will not breach any agreement the Employee has entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by the Employee in confidence or in trust from such third party prior to or during the Employment Agreement. The Employee will not disclose to the Company or use, or induce the Company to use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. The Employee acknowledges and agrees that the Employee has notified the Company in writing of any agreements (non-competition agreements, non-solicitation of customers agreements and non-solicitation of employees agreements) with a current or former client, employer, or any other person or entity, that may restrict the Employee’s ability to perform the contractual duties under this Agreement or the Employee’s ability to recruit or engage customers or service providers, contractors, suppliers or partners on behalf of the Company. The Employee shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement.

3.	Location and Working Hours:

3.1.	The Employee shall perform the Employee’s duties under this Agreement for the benefit of the Company at its Gurgaon Office being the primary place of work of the Employee. However, the Employee may be expected to travel and the Company is authorised to relocate the Employee’s workplace to another location, temporarily or permanently, in accordance with business needs.

3.2.	The Employee shall perform the duties at such hours and days as may be fixed by the Company from time to time. Notwithstanding this or the provisions of Article 6 of this Agreement, the Employee may be required to perform work on weekends, public holidays and in excess of the usual office hours when such is reasonably necessary for the proper performance of the Employee’s duties. Any remuneration for this additional work shall be deemed to be included in the Employee’s salary and the Employee shall not be entitled to any additional remuneration or overtime, unless required by local law.

4.	Compensation and Benefits:

4.1.	The Employee is entitled to a total annual salary of US$ 200,000 (US Dollars Two Hundred Thousand) payable in twelve (12) monthly instalments, as well any statutory allowances, if any, required under the local law.

4.2.	The compensation payable to the Employee shall be reviewed and adjusted subject to Performance Evaluation by the Company. It is clarified that the any such review or adjustment of the compensation shall be at the sole discretion of the Company.

4.3.	The Company shall reimburse the Employee in respect of all expenses reasonably and properly incurred by the Employee in the proper performance of his/her duties and subject to the Employee providing such receipts or other evidence of expenditure as the Company may require and subject to the Company’s rules and policies in force from time to time.

4.4.	The Company will make corresponding deductions (including for TDS) from the Employee’s monthly base salary, if any, as required under the local law.

4.5.	The Employee authorises the Company to deduct (to the maximum extent permitted by local law) from any payments due to the Employee, any monies owed to the Company, including (without limitation) to recover any over-payment of salary, unpaid loans or unauthorized expenses.

4.6.	After 6 months of continuous service, the Employee will be eligible to be inducted into Company`s Group Health Insurance Scheme, as and when introduced by the Company. It is clarified that rolling out and continuation of any such health insurance scheme shall be at the sole discretion of the Company. The benefit of any such health insurance scheme would lapse upon cessation of the employment of the Employee.

4.7.	The Company shall provide health insurance cover to the Employee while on international travel for business purposes.

4.8.	The Employee would be provided with a Company owned and maintained car for both official and personal use of the Employee. The Employee would be responsible for day-to-day running fuel costs of the car.

5.	Stock Option:

The Employee would be entitled to 0.50% of the equity capital at the parent company level and would be subject to the terms and conditions of the ESOP formulated and rolled out in this regard. It is clarified that any such participation and continuation in the ESOP plan shall be at the absolute discretion of the Company.

6.	Leave and Holidays:

6.1.	The Employee will be entitled to 15 working days paid leave in a calendar year in accordance with the terms and procedure as set out in Company’s leave policy.

6.2.	The Employee will be entitled to 5 days sick leave in a calendar year in accordance with the terms and procedure as set out in Company’s leave policy.

6.3.	The Employee is not required to perform duties on Public Holidays (as specified in the annual list of 8 Public Holidays) notified by the Company and will be paid for those days.

6.4.	The Employee may be entitled to other forms of leave in accordance with local law. Eligible female employees shall be entitled to maternity benefits in accordance with local law.

6.5.	Unless approved by the Chairman or the CEO (or their designee), the Employee shall not be entitled for any leave during the first six months of the employment.

7.	Termination of Employment and Suspension:

7.1.	Termination With Notice: Subject to the Company’s right to terminate without notice in certain circumstances and Clause 7.9 of this Agreement, this Agreement may be terminated by either party giving the other party 3 months notice or making a payment of equivalent gross salary in lieu thereof.

7.2.	It is clarified that, barring Sick Leave, the Employee would not be permitted to take any leave during the Notice Period.

7.3.	Termination Without Notice: The Company reserves the right to terminate this Agreement without notice in the event of any act of gross misconduct or serious breach of the terms of this Agreement. Any delay by the Company in exercising such right of termination without notice shall not constitute a waiver thereof. The following is a non-exhaustive list of situations in which the Company may terminate this Agreement without notice where appropriate:

(a).	Any breach on part of the Employee of his / her obligations under this Agreement, the Non-Disclosure Agreement, the Anti-corruption Agreement and / or any other applicable policy of the Company.

(b).	Fraud, theft or gross malfeasance on the part of the Employee including but not limited to commission of an act of a felonious or criminal nature, conduct involving moral turpitude, embezzlement or misappropriation of assets.

(c).	Violation by the Employee of his/her obligations towards the Company, including but not limited to, conduct which is inconsistent with the Employee`s position and which results, or is likely to result, in a material adverse effect (financial or otherwise) on the business or reputation of the Company or any of its subsidiaries, divisions, or affiliates.

(d).	Unsatisfactory performance, failure, refusal or negligence on part of the Employee in performing his/her obligation and duties contemplated herein this Agreement or as assigned by the Company.

(e).	The Employee fails to comply with Company’s Anti-Corruption Policy, the U.S. Foreign Corrupt Practices Act or any equivalent local legislation.

(f).	The Employee is prevented by applicable law or regulation from performing any material part of his/her duties.

(g).	The Employee is expelled, suspended or subject to any serious disciplinary action by a relevant professional body or ceases to meet the requirements of any regulatory body or statutory authority as a result of which the Employee is no longer able to perform all or any of the duties under this Agreement.

(h).	The Employee ceases to be eligible to work in the work location.

(i).	Any ground on which the Company would be entitled to terminate the Agreement without notice at common law and/or under statute.

7.4.	It is clarified by the Company and acknowledged by the Employee that, in an event of termination by the Company under Cl. 7.3 of this Agreement, the Company would not be liable to make any further payment to the Employee other than the accrued compensation and the expenses, as on the date of termination. Further, the Company reserves its right to claim from the Employee any and all loss, costs, penalties, fines, damages, claims, expenses (including attorney’s fees) or liabilities arising out of or resulting on account of termination of employment under Cl. 7.3 of this Agreement.

7.5.	Garden Leave & Suspension: The Company shall be entitled to place the Employee on garden leave, require the Employee to refrain from active duty and/or suspend the Employee (with or without pay) at any time, to the extent permitted by local law. This right also applies to the following notice of termination of employment by either party. The Company may require the Employee to take any accrued but untaken annual leave during the notice/garden leave period, to the extent permitted by local law.

7.6.	Post-Termination Obligations: During the notice/garden leave period (if any) and after termination of employment, the Employee must cooperate with the Company and take any further actions as the Company may reasonably require to finalise his/her duties and ensure a proper handover. Following notice of and/or upon termination of this Agreement, the Employee shall immediately return to the Company any materials, devices, properties, equipment, documents, keys, any documents containing Confidential Information (as defined below) and any other items belonging to the Company or leased/rented by the Company from third parties. The Employee shall not withhold any copies or reproductions of those items or deliver such items or reproductions to anyone else.

7.7.	Non-Disparagement: Both during and after the Employee’s employment with the Company, the Employee will not make or publish any comment or statement that is disparaging, derogatory or untrue about, or that is in the Company’s reasonable opinion detrimental to or adverse to or which may bring into disrepute, the Company, any Group Company and/or any of their respective current and former directors, officers, employees, shareholders, contractors, workers, agents and affiliates, including their successors and assigns. This will not apply to the extent that such comment or statement: (i) is required by law or by any regulatory body, court, or tribunal of competent jurisdiction acting pursuant to law; (ii) is made solely to instruct legal advisers representing the Employee; or (iii) constitutes a voluntary reporting of suspected unlawful conduct to authorities of competent jurisdiction made pursuant to law.

7.8.	Repatriation: If applicable and to the extent permitted by local law, the Company shall not be obliged to pay for any costs in connection with the repatriation of the Employee to his/her home country and the Employee expressly consents to bear any such costs.

7.9.	The Employee acknowledges that the Company has been induced to enter into this Agreement on the basis of the material representation of the Employee that he/she shall not terminate this Agreement prior to expiry of one (1) year period from Employee’s Commencement Date (“Minimum Period of Employment”). The Employee further acknowledges that, from the Employee’s Commencement Date, the Company would be expending financial and other resources in training of the Employee through direct and / or indirect means to enable him / her to fulfill his / her obligations under this Agreement. The Employee acknowledges that, in an event, of termination of this Agreement prior to the expiry of the Minimum Period of Employment will cause damage to the Company, but by their nature such damages are difficult to ascertain. Accordingly, in such an event, the Employee shall pay an amount equivalent to salary for a period of 3 months as liquidated damages. The Employee acknowledges that liquidated damages are not intended to be a penalty and are solely intended to compensate the Company for damages incurred on account of pre-mature termination by the Employee. It is clarified that, in addition to the liquidated damages, the Company shall be entitled to recover the following amounts from the Employee:

(a).	The amount (if any) paid by the Company to the previous employer of the Employee in lieu of waiver of the Notice Period.

(b).	The amount (if any) incurred by the Company towards relocation of the Employee.

(c).	Any other amount incurred by the Company or due to the Company from the Employee.

8.	Intellectual and Industrial Property Rights:

8.1.	All Intellectual and Industrial Property Rights (as defined below) created by the Employee (whether alone or together or with any other person or persons) during the course of his/her employment shall vest in and be the absolute property of the Company, and the Employee agrees to assign and hereby assigns to the Company all present and future Intellectual and Industrial Property Rights created by the Employee during the course of his/her employment to the Company. The Employee shall promptly disclose to the Company or fully and completely any and all of the Works (as defined below).

8.2.	Insofar as the rights specified hereinafter are not vested in the Company by operation of law on the grounds of the employment relationship between the parties, upon the request of the Company, the Employee shall assign and, insofar as possible, hereby assigns to the Company or the applicable Group Company in advance any Intellectual and/or Industrial Property Rights of whatever nature in or arising from ideas, concepts, methods, designs discoveries, inventions, improvements and/or developments (in whatever form and on whatever media) originated, developed, whether or not patentable, copyrightable or otherwise legally protectable, made or acquired by the Employee in the discharge of the Employee’s duties for the Company or by use of any knowledge gained in the performance of the Employee’s duties for the Company or the applicable Group Company (the “Works”).

8.3.	The Employee agrees to assist the Company or the applicable Group Company, or its designee, in every proper way to secure the Company’s or the applicable Group Company’s, or its or their designees’, rights in the Works, and any copyrights, patents, trademarks, Moral Rights (as defined below), or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordation, and all other instruments which the Company or its designees shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to the Works, and any copyrights, patents, or other intellectual property rights relating thereto. The Employee further agrees that the Employee’s obligation to execute or cause to be executed any such instrument or papers shall continue during and at all times after the end of the Employee’s employment.

8.4.	The Employee shall execute such further instruments and take such further actions as the Company may request to obtain, defend, maintain or enforce its Intellectual and Industrial Property Rights in and ownership of the Works. In the event the Company is unable for any reason, after reasonable effort to secure the Employee's signature on any document needed in connection with the actions specified in this Clause, the Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as the Employee's attorney in fact, to act for and on the Employee's behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by the Employee. The Employee hereby waives any and all claims, of any nature whatsoever, that the Employee now or may hereafter have against the Company for infringement of any rights assigned hereunder to the Company.

8.5.	The Employee hereby irrevocably relinquishes/waives for the benefit of the Company any existing and future Moral Rights as referred to in any applicable statute that may vest in the Employee in respect of the Works. The Employee voluntarily and unconditionally consents to all or any acts or omissions by the Company, or persons authorised by the Company, in relation to any and all Works made by the Employee (whether before or after this consent is given) which would otherwise infringe the Employee’s Moral Rights.

8.6.	All documents, forms, papers, designs or other records (in whatever form and on whatever media) concerning the Works are acknowledged by the Employee to be the sole property of the Company and the Employee undertakes to deliver up all or any of the same to the Company either on demand or upon termination of this Agreement. The Employee shall do nothing (whether by act or omission) during the Employee’s employment or at any time thereafter to affect or imperil the validity of any of the Works.

8.7.	The Employee acknowledges that his/her compensation under this Agreement includes reasonable and sufficient compensation for the fact that the Intellectual and Industrial Property Rights in the Works will vest in the Company in accordance with this Clause.

8.8.	For the avoidance of doubt, the Company is entitled at its discretion to assign any of the Intellectual and Industrial Property Rights belonging to it to any Group Company or any other designee.

8.9.	For the purpose of this Clause:

(a).	“Intellectual and Industrial Property Rights” means any and all intellectual and industrial property rights in, whether registrable or not, including without limitation any material, creation, work, patent, design, plant variety, database, semiconductor topography, mask work, trade or service mark, trade, business or brand name, get-up, logo, domain name or URL, process, formula, prototype, plan, model, discovery, theory (scientific or otherwise), business or mathematical scheme, rule or method, technique, development, improvement, know-how, show-how, computer programs, source codes, data, result, customer, client or supplier list, contractual arrangement, market opportunity, plan or intention, trade secret, forecast, analysis, evaluation, research methodology, or technical or business information, in each case whether or not susceptible to copyright protection; and

(b).	“Moral Rights” mean the rights of an author to protect the integrity and ownership of his/her/its work and any similar or like rights anywhere around the world.

8.10.	The Employee's rights and obligations under this Clause will continue in full force after termination of this Agreement will be binding on the Employee's representative(s).

9.	Confidential Information:

9.1.	The Employee agrees to, both during Employee’s employment with the Company or any Group Company and after the termination of this Agreement for whatever reason, refrain from using, publishing and/or disclosing in any manner to whomsoever (including to other employees of the Company, unless such employees must be informed in connection with their work for the Company and in such event only upon the express written authorisation of the Company) or negligently causing any unauthorized use, publishing or disclosure of any information of a proprietary or confidential nature concerning the business of the Company or any Group Company, which has become known to the Employee as a result of the employment under this Agreement and which information the Employee knew or should have known to be of a proprietary or confidential nature, provided however that such information shall not include any information that is publicly available or becomes publicly available (unless such public availability is a result of the Employee’s breach of the Employee’s obligations pursuant to this Agreement) or that is lawfully disclosed by the Employee to a third party as a consequence of the Employee’s proper performance of the Employee’s duties and responsibilities under this Agreement (“Confidential Information”).

9.2.	All information on or pertinent to the Company including, without limitation, the following issues, as well as those issues themselves, shall be deemed to be Confidential Information: business, technology, products, inventions, know-how, trade secrets, laboratory notebooks, mask works, (engineering) designs and drawings, price lists, pricing methodologies, pricing policies, licenses, contract information, financial information and forecasts, historical financial data, budgets, customers, customer sales, customer proposals, sale forecasts, methods of operation, vendors, suppliers & contractors & partners (and their terms of business), properties, purchasers, any proposals relating to the acquisition or disposal of any company owned or business operated by the Company or any Group Company, any proposals relating to the expansion or contracting of activities (business, research & development, construction, technical, sales and production), plans & processes, apparatus, designs, compositions, formula, developments, research, techniques, improvements, procedures, specifications, ideas, computer hardware, computer software, methods of accounting, manners of doing business, marketing plans, any personal data (including, but not limited to, personally identifiable information or protected health information), personnel and employment matters (including details of employees and directors, the level of remuneration and benefits paid to them), as acquired, developed, amended, used, generated and/or utilised by or on behalf of the Company or its Group Company.

9.3.	Confidential Information shall also include any information or physical matter entrusted by third parties to the Company and/or any Group Company in confidence.

9.4.	The Employee’s rights and obligations under this Clause will continue in full force after termination of this Agreement and will be binding on the Employee's representative(s). In an event of breach of the provisions of Article 9 by the Employee, the Company would be entitled to claim from the Employee any and all loss, costs, penalties, fines, damages, claims, expenses (including attorney’s fees) or liabilities arising out of or resulting on account of such breach of provisions of Cl. 9 by the Employee.

10.	Restrictive Covenants:

10.1.	Purpose of Restrictions:

The Employee acknowledges that in connection with his/her employment, the Employee will have access to the Company’s Confidential Information, which if misused could damage the Company’s business and interests. Therefore, the Employee has agreed, both during and after his/her employment and after the Termination Date (which means the date on which the Employee’s employment terminates), to certain restrictions, which the Employee agrees are reasonably necessary to protect the Company’s legitimate business interests, including its Confidential Information, business relationships and stable workforce. The Employee further acknowledges that:

(a).	the Employee will occupy a position of trust and confidence with the Company and during his/her employment, the Employee will become familiar with the Company’s trade secrets and other proprietary and Confidential Information;

(b).	the covenants contained in this Article 10 are essential to protect the Company and the confidentiality of its Confidential Information and near permanent client relationships as well as goodwill of the business of the Company;

(c).	compliance with the agreements and covenants contained in this Article 10 will not impair the Employee’s ability to procure subsequent and comparable employment; and

(d).	the Employee’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if the Employee were to provide services to any person or entity in violation of the provisions of this Agreement.

10.2.	Non-Competition:

10.2.1	During the Employee’s employment and for a period of 2 years following the Termination Date or a period of 2 years following the expiry of this Agreement, the Employee shall not without the prior written authorization of the Company, within or in relation to any Location (as defined below) involving the Field of Activity (as defined below) in any manner or capacity, directly or indirectly, either for the Employee’s own account or for the account of third parties, either with or without consideration:

(a).	be employed by, engaged in, involved in, advise, perform services for or work for any person who, or for any enterprise (operated in whatsoever legal form) that, is conducting, intends to or is about to conduct, business activities that are identical or otherwise similar to, or competing with

−	the business activities of the Company and/or any Group Company

−	any other business activity demonstrably scheduled to be carried on by the Company and/or any Group Company; or

−	any other prospective business activity actively being contemplated by the Company and/or any Group Company,(a “Competitor”)

(b).	have, without limiting the Employee’s duty of fidelity to the Company, any ownership (direct or indirect) in a Competitor in excess of 3% of any class of shares of any public company whose shares or stocks are quoted and/or dealt in on any recognised securities exchange or 5% of any class of shares in any private company

For the purpose of this Clause, the ‘Field of Activity’ means and includes any activity in relation to which the Employee worked or was materially concerned or involved with or had access to Confidential Information in respect of. For the sake of clarity, the Field of Activity would be deemed to include technologies, methods, processes developed by the Company, including but not limited to, design and development, manufacturing and assembly of Surgical Robotic System, Instruments and Accessories for Surgical Robotics, Application of Robotics in Medicine, and application of Immersive technologies (Augmented Reality, Virtual Reality and the like) in medicine developed by the Company.

For the purpose of this Clause, the ‘Location’ means ‘any location in the world’ during the term of this Agreement and the ‘any location in India’ or ‘country of origin and/or residence’ after the termination or expiry of this Agreement.

10.2.2	In the event that, during the Employee’s employment or during the restrictive period set out above, the Employee receives an offer of employment or the Employee is requested to provide services to a person, company or entity that is not a Group Company, the Employee must inform such person, company or other entity making such an offer or request that the Employee is bound by the terms this Agreement.

10.3.	Non-Solicitation / No Hiring of Personnel:

During the Employee’s employment and for a period of 2 years following the Termination Date or a period of 2 years following the expiry of this Agreement, the Employee shall not, either directly or indirectly, in any manner or capacity (whether for the Employee’s own benefit or the benefit of third parties) employ, approach, encourage or induce to enter into an employment or services relationship with third parties or with the Employee him/herself any person who as at the Termination Date was either a director or officer of, or employed by, the Company or any Group Company in any research, technical, IT, financial, operational, marketing or sales function or managerial role whom the Employee had managed or with whom the Employee had worked at any time during the term of his/her employment with the Company.

10.4.	Non-Solicitation of / No Dealing with Partners, Customers & Potential

Business Partners:

During the Employee’s employment and for a period of 2 years following the Termination Date or a period of 2 years following the expiry of this Agreement, the Employee shall not in any manner or capacity, either directly or indirectly (whether for the Employee’s own benefit or the benefit of third parties) canvass, solicit, approach, accept any approach, or entice away from the Company or any Group Company, or deal with:

(a).	any contractor, consultant, business partner, service provider, investor, supplier or other person (corporate or individual) who contracted with, provided services to, or used the services of the Company and/or a Group Company at any point during the employment of the Employee with the Company (a “Partner”);

(b).	any customer or client of the Company and/or a Group Company during the employment of the Employee with the Company (a “Customer”); or

(c).	any third party with whom the Employee or any other employee of the Company and/or any Group Company carried out negotiations or interactions on behalf of the Company and/or any Group Company with a view to such person, firm or company becoming a Partner, User or Customer (a “Potential Business Partner”),

provided that in each case, the Employee had a material degree of involvement with, responsibility for, or possessed Confidential Information in respect of, those Partners, Customers and Potential Business Partners at any time during the employment of the Employee with the Company.

10.5.	Non-Disclosure:

The Employee agrees to abide by the terms of the Non-Disclosure Agreement to be executed between the Parties along with this Agreement.

10.6.	Remedies:

10.6.1.	If the Employee breaches any of the obligations enshrined under this Article 10, the restrictive period(s) in respect of the restrictions under this Article 10 shall be considered extended by the amount of time during which such breach occurred and continued.

10.6.2.	By executing this Agreement, the Employee acknowledges and agrees that the Company and/or any Group Company may suffer damage and loss as a result of a breach of the Employee’s obligations and that the Employee agrees and acknowledges that damages may not be an adequate remedy for any breach of the Employee’s obligations under enshrined under Clause 10 and without prejudice to any of the Company’s and/or any Group Company’s rights or remedies at law, the Company and/or any Group Company shall be entitled to recover from the employee an amount equal to one year’s gross compensation as liquidated damages and other remedies including without limitation its right to enforce the Employee’s full compliance with the relevant contractual obligations and/or its ability to seek temporary or permanent injunctive relief or specific performance to restrain the Employee from continuing to breach or committing further breaches of any of the obligations contained or referenced under Clause 10, or to seek actual damages against the Employee.

10.6.3.	Any breach of any of the Employee’s obligations contained or referenced in Clause 10 will also constitute grounds for disciplinary action being taken against the Employee, including dismissal (if applicable).

10.6.4.	Payment of the sums referred to in this clause shall not release the Employee from his/her obligations contained or referenced under Clause 10.

11.	Governing Law & Jurisdiction

11.1.	This Agreement shall be construed in accordance with and governed by the laws of The Bahamas.

11.2.	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts at New Delhi over any claim or matter arising under or in connection with this Agreement

12.	Indemnification

To the fullest extent permissible under the law, the Employee shall indemnify, defend and hold harmless the Company, its officers, employees, agents, representatives, consultants, and contractors from and against any and all loss, costs, penalties, fines, damages, claims, expenses (including attorney’s fees) or liabilities arising out of or resulting from any act or omission on part of the Employee in relation to his/her obligations under this Agreement.

13.	Representations and Warranties by the Employee:

The Employee hereby represents and warrants to the Company as follows:

(a).	Employee has the legal capacity to execute and deliver, and has duly executed and delivered, this Agreement.

(b).	Employee is not subject to any restrictive covenant or confidentiality obligations to any former employer or contractor of Employee; and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party.

(c).	Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform Employee’s obligations under this Agreement.

(d).	As of the date hereof, Employee does not have any ownership interest in and is not employed by any company or entity (other than the Company) which is engaged in the Field of Activity (defined above).

(e).	to the knowledge of Employee, Employee is not the subject of any prosecutorial, legislative, administrative or other investigation or inquiry by any governmental agency or authority.

14.	Inducement

The Employee acknowledges that representations and warranties and covenants made under Articles 8, 9, 10 and 13 are material inducements to the Company for entering into this Agreement. The Company further acknowledges that without such representations and covenants made under Articles 8, 9, 10 and 13, the Company would not enter into this Agreement. Any breach thereof by the Employee shall entitle the Company to seek a remedy as prescribed under this Agreement and / or in accordance with the local law.

15.	Personal Data

15.1.	The Employee acknowledges that the Company will collect or receive personal information from or about the Employee in connection with his/her employment relationship with the Company. Subject to applicable law, the Company will handle such information in the manner described in Company’s Privacy Policy, as may be issued from time to time.

15.2.	The Employee acknowledges that the Company may share his/her personal information with and/or transfer such information to Company’s offices or personnel or to third parties located outside the country in which the Employee is based, including the United States, and the Employee consents to such sharing and/or transfer. The privacy protections provided by the laws of such countries may be different, and in some cases more or less restrictive, from those provided by the laws of the country in which the Employee is based.

16.	Miscellaneous

16.1.	This Agreement constitutes the entire agreement and understanding of the parties regarding its subject matter and supersedes any previous offer letters, letters of appointment, employment agreements or service arrangements, whether written, oral or implied, relating to the employment of the Employee by the Company. Without prejudice to this, in the event of a conflict between the terms of this Agreement and any other document purporting to relate to the employment of the Employee, the terms of this Agreement will prevail. For avoidance of doubt, it is clarified that the provisions of the Non-disclosure Agreement and the Anti-corruption Agreement would be read and construed in harmony to the provision of this Agreement.

16.2.	The parties hereto represent and acknowledge that they have decided to enter into this Agreement voluntarily, knowingly and without coercion of any kind.

16.3.	The Employee acknowledges that he/she has executed this Agreement voluntarily and negotiating the scope and implication of covenants herein with the Company and after been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

16.4.	The Company may amend or withdraw any of the terms and benefits set out in this Agreement, in its sole discretion to the extent permitted by local law. Reference to the “Agreement” will mean the Agreement as modified and/or extended/renewed by the Company from time to time.

16.5.	The Employee shall strictly adhere to all policies / guidelines / circulars or any other direction (verbal or written) issued by the Company or Group Company from time to time.

16.6.	A person who is not party to this Agreement or a Group Company shall have no right to enforce any term of this Agreement, to the extent permitted by local law.

16.7.	This Agreement, and any notice required or permitted to be given pursuant to or in connection with it, may be executed by electronic/digital signature to the extent permitted by local law.

16.8.	For the purposes of this Agreement, “Group Company” means any and all subsidiaries, affiliates and associated companies of the Company.

16.9.	No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision(s) of this Agreement.

16.10.	Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision may be modified by such court in compliance with the law giving effect to the intent of the Parties and enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

16.11.	The following provision of this Agreement shall survive the termination of this Agreement: Articles 7.9, 8, 9, 10, 11, 12 and 14 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

16.12.	Each Party to this Agreement assures the other Party that it shall do everything as may be reasonably necessary to make this Agreement fully and legally effective, binding and enforceable as between the Parties hereto and to give effect to the intent hereof more specifically enshrined under Article 7.9, 8, 9, 10 and 14 of this Agreement.

16.13.	The Employee shall not assign any of Employee’s right or obligations hereunder without the written consent of the Company. The Company may assign this Agreement to a company which is a successor in interest to substantially all of the business operations of the Company or to an affiliate of the Company. Except as otherwise expressly provided herein, all covenants, agreement, rights and obligations contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the respective assigns of the Parties hereto.

16.14.	Any provisions of this Agreement may be amended pr waived only with the prior written consent of the Company and the Employee.

16.15.	This Agreement may be executed in two (2) originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document.

Signed for and on behalf of:		Signed by:

OTTO PVT. LTD		Vishwajyoti Srivastava, MD

/s/ Sudhir Prem Srivastava		/s/ Vishwajyoti Srivastava
Name:	SUDHIR PREM SRIVASTAVA
Title:	DIRECTOR